Exhibit 99.1

IAA, Inc. Announces Fourth Quarter and Full Year Fiscal 2022 Financial Results

Fiscal 2022 Revenue Growth of 14.2% to $2.1 Billion; Continued Revenue Per Unit Strength

WESTCHESTER, IL – February 21, 2023 - IAA, Inc. (NYSE: IAA) today announced its financial results for the fourth quarter and full year fiscal 2022, which ended January 1, 2023.

John Kett, Chief Executive Officer and President, stated, “Throughout fiscal 2022 we remained focused on executing against our objectives while continuing to operate in a dynamic macro environment which presented both tailwinds and headwinds across the salvage industry. I am proud of our team’s accomplishments as we focused on delivering strong results across the most critical metrics for our customers, while continuing to enhance our offering through investments in technology, buyer and seller engagement, real estate, and catastrophe response. As we look ahead, we are confident that the combination with Ritchie Brothers will strengthen our leading global marketplace, unlock significant synergies and produce increased earnings power and durability”.

Key Fourth Quarter and Full Year Measures:

The quarter ended January 1, 2023 is a 13-week quarter (vs. 14 weeks for the quarter ended January 2, 2022) and the year ended January 1, 2023 is a 52-week year (vs. 53 weeks for the year ended January 2, 2022.) The 53rd week of fiscal 2021 included revenue of approximately $28 million, net income of approximately $5 million and Adjusted EBITDA of approximately $11 million.

(Dollars in millions, except per share amounts)

	Quarter Ended January 1, 2023	Quarter Ended January 2, 2022	Quarter Ended January 2, 2022 Ex. 53rd Week	% Change	% Change Ex. 53rd Week of 2021	Year Ended January 1, 2023	Year Ended January 2, 2022	Year Ended January 2, 2022 Ex. 53rd Week	% Change	% Change Ex. 53rd Week of 2021
Revenues	$523.5	$548.1	$519.8	(4.5)%	0.7%	$2,098.9	$1,837.4	$1,809.1	14.2%	16.0%
Net Income	$77.9	$73.3	$68.3	6.3%	14.1%	$292.4	$294.4	$289.4	(0.7)%	1.0%
Adjusted Net Income	$81.9	$82.0	$77.0	(0.1)%	6.4%	$313.8	$323.0	$318.0	(2.8)%	(1.3)%
Diluted EPS	$0.58	$0.54	$0.50	7.7%	15.3%	$2.18	$2.18	$2.14	—%	1.7%
Adjusted Diluted EPS	$0.61	$0.61	$0.57	0.3%	6.5%	$2.34	$2.39	$2.35	(2.1)%	(0.6)%
Adjusted EBITDA	$141.3	$140.4	$129.4	0.6%	9.2%	$540.6	$547.3	$536.3	(1.2)%	0.8%

Note: Amounts will not always recalculate due to rounding

Highlights for the Fourth Quarter Ended January 1, 2023:

•	Consolidated revenues decreased 4.5% to $523.5 million from $548.1 million in the fourth quarter of fiscal 2021. Excluding the impact of the 53rd week from the fourth quarter of fiscal 2021, consolidated revenues for the fourth quarter of fiscal 2022 increased 0.7% compared to the prior year period. Foreign currency movements had a negative impact of $8.5 million on revenue for the quarter and revenue from SYNETIQ* was $11.9 million. Excluding the impact of these items and the 53rd week, organic revenue increased 0.1%, to $520.1 million primarily due to higher revenue per unit of 3.9%, partially offset by a decrease in volume of 3.7%.

Service revenues increased 0.3% to $436.9 million from $435.8 million in the fourth quarter of fiscal 2021 due to higher revenue per unit and incremental revenue from SYNETIQ*, partially offset by lower volume of vehicles sold. Vehicle and parts sales decreased 22.9% to $86.6 million from $112.3 million in the fourth quarter of fiscal 2021, primarily due to lower revenue per unit and lower volume of vehicles sold, partially offset by incremental revenue from SYNETIQ*.

U.S. revenues decreased by 1.2% to $437.6 million from $442.9 million in the prior year period. Excluding the impact of the 53rd week, U.S. revenues increased 4.7% primarily due to higher revenue per unit, partially offset by lower volume. International revenues decreased by 18.3% to $85.9 million from $105.2 million in the prior year period. Excluding the impact of the 53rd week, International revenues decreased 15.5% primarily due to lower revenue per unit, partially offset by incremental revenue from SYNETIQ* and higher volume.

•	Gross profit, which is defined as total consolidated revenues minus cost of services and vehicle and parts sales, and exclusive of depreciation and amortization, increased by 1.6% to $191.3 million from $188.3 million in the fourth quarter of fiscal 2021. The increase in gross profit was primarily due to higher revenue per unit, partially offset by higher costs for towing, occupancy and wages. Gross margin in the quarter increased by 210 basis points to 36.5% from 34.4% in the prior year. Purchased vehicle and parts mix had a favorable impact of approximately 110 basis points on the gross margin change.

•	Selling, general and administrative (“SG&A”) expenses increased by 7.0% to $59.3 million from $55.4 million in the fourth quarter of fiscal 2021. Adjusted SG&A expenses in the fourth quarter of 2022 were $49.7 million, an increase of 3.8% compared to Adjusted SG&A expenses of $47.9 million in the prior year period. Adjusted SG&A expenses increased primarily due to higher headcount.

•	Interest expense was $15.0 million compared to $11.7 million in the fourth quarter of fiscal 2021. The increase in interest expense was primarily due to higher interest rates on our floating rate debt in the current year period.

•	Other income, net changed by $4.3 million mainly due to unrealized foreign currency transaction gains in the current year period.

•	The effective tax rate was 16.1% versus 23.2% in the fourth quarter of fiscal 2021. The effective tax rate in the fourth quarter of fiscal 2022 benefited from favorable adjustments of $2.4 million relating to Foreign Derived Intangible Income and $3.0 million relating to state tax planning initiatives.

•	Net income increased by 6.3% to $77.9 million, or $0.58 per diluted share, compared to $73.3 million, or $0.54 per diluted share, in the fourth quarter of fiscal 2021. Adjusted net income excluding the impact of the 53rd week in the fourth quarter of fiscal 2021 increased by 6.4% to $81.9 million, or $0.61 per diluted share, compared to $77.0 million, or $0.57 per diluted share in the fourth quarter of fiscal 2021.

•	Adjusted EBITDA increased by 0.6% to $141.3 million from $140.4 million in the fourth quarter of fiscal 2021. Adjusted EBITDA includes unfavorable foreign currency movements of $0.7 million and contributions from SYNETIQ* of $1.0 million in the fourth quarter of fiscal 2022. Excluding these items and the impact of the 53rd week, organic Adjusted EBITDA was $141.0 million, an increase of 9.0% compared to the fourth quarter of fiscal 2021.

*Through SYNETIQ’s first year anniversary in October 2022.

Additional Highlights for the Year Ended January 1, 2023:

•	Consolidated revenues increased 14.2% to $2,098.9 million from $1,837.4 million in fiscal year 2021. Excluding the impact of the 53rd week in fiscal 2021, consolidated revenues for fiscal 2022 increased 16.0% compared to fiscal 2021. Foreign currency movements had a negative impact of $17.9 million on revenue for the year. Revenue from our recent acquisitions of SYNETIQ* and Auto Exchange* was $137.4 million. Excluding the impact of these items and the 53rd week, organic revenue increased 9.3% to $1,979.4 million, consisting of higher revenue per unit of 11.0%, partially offset by lower volume of 1.4%.

Service revenues increased 9.7% to $1,686.4 million from $1,537.7 million in fiscal 2021 primarily due to higher revenue per unit and incremental revenue from SYNETIQ* and Auto Exchange*. Vehicle and parts sales increased by 37.6% to $412.5 million, compared to $299.7 million in fiscal 2021, primarily due to incremental revenue from SYNETIQ* and higher revenue per unit and higher volume of vehicles sold.

U.S. revenues increased by 8.8% to $1,700.8 million from $1,563.3 million in the prior year. Excluding the impact of the 53rd week, U.S. revenues increased 10.5% due to higher revenue per unit, partially offset by lower volume. International revenues increased by 45.2% to $398.1 million from $274.1 million in the prior year. Excluding the impact of the 53rd week, International revenues increased 47.1% primarily due to incremental revenue from SYNETIQ* and higher volume of vehicles sold, partially offset by lower revenue per unit.

•	Gross profit increased by 1.4% to $734.7 million from $724.7 million in the prior year period. The increase in gross profit was primarily due to higher revenue per unit, partially offset by a higher mix of lower margin purchased vehicle and parts sales, market dynamics in our International segment, and higher costs for towing, occupancy and wages. Gross margin decreased by 440 basis points to 35.0% from 39.4% in the prior year. Purchased vehicle and parts mix had an unfavorable impact of approximately 100 basis points on the gross margin change.

•	SG&A expenses increased by 10.3% to $212.1 million from $192.3 million in the prior year period. Adjusted SG&A expenses were $193.6 million, an increase of 9.1% compared to $177.4 million in the prior year. Adjusted SG&A expenses increased primarily due to incremental costs from SYNETIQ* and Auto Exchange*, higher headcount, and higher spending on information technology, partially offset by lower incentive compensation.

•	Interest expense was $51.0 million compared to $57.7 million in the prior year period. The decrease in interest expense was due to a $10.3 million loss on early extinguishment of debt recognized in fiscal 2021, partially offset by higher interest rates on our floating rate debt in the current year period.

•	Other expense, net increased by $4.4 million mainly due to unrealized foreign currency transaction losses in the current year period.

•	The effective tax rate was 19.1% versus 24.1% in the prior year. The effective tax rate in the current year period benefited from favorable adjustments of $15.1 million relating to Foreign Derived Intangible Income and $3.0 million relating to state tax planning initiatives.

•	Net income decreased by 0.7% to $292.4 million, or $2.18 per diluted share, compared to $294.4 million, or $2.18 per diluted share, in the prior year. Adjusted net income excluding the impact of the 53rd week in fiscal 2021 decreased by 1.3% to $313.8 million, or $2.34 per diluted share, compared to $318.0 million, or $2.35 per diluted share, in the prior year.

•	Adjusted EBITDA decreased by 1.2% to $540.6 million from $547.3 million in the prior year, primarily due to higher SG&A expenses, partially offset by higher gross profit. Adjusted EBITDA includes unfavorable foreign currency movements of $0.7 million and contributions from SYNETIQ* and Auto Exchange* of $11.2 million. Excluding these items and the impact of the 53rd week in fiscal 2021, organic Adjusted EBITDA was $530.1 million, a decrease of 1.2% over the prior year.

*Through Auto Exchange’s first year anniversary in June 2022 and SYNETIQ’s first year anniversary in October 2022.

Other Financial Highlights as of January 1, 2023:

•	Gross Transaction Value (“GTV”)[1] of $2.0 billion in the fourth quarter of fiscal 2022 and $8.3 billion in fiscal year 2022

•	Net Debt: $960.8 million

•	Leverage Ratio: 1.8x

•	Fiscal year 2022 Net Cash Provided by Operating Activities: $399.3 million

•	Fiscal year 2022 Free Cash Flow: $260.0 million

•	Repurchased $27.2 million of stock during fiscal 2022; $338.8 million remaining on authorization

•	Liquidity: $726.4 million

•	Year-over-year vehicle inventory change: -10.6%

(1) Gross Transaction Value represents total proceeds from all items sold at the Company’s auctions.

Please refer to the accompanying financial tables for a reconciliation of Net Debt, Leverage Ratio and Free Cash Flow to U.S. GAAP.

Management Remarks

In light of the transaction with Ritchie Bros. Auctioneers Incorporated (“Ritchie Bros.”), please refer to management’s remarks providing further commentary on its fourth quarter and full-year fiscal 2022 results which will be available today, February 21, 2023 at 6 p.m. Eastern Time online at https://investors.iaai.com/.

About IAA, Inc.

IAA, Inc. (NYSE: IAA) is a leading global marketplace connecting vehicle buyers and sellers. Leveraging leading-edge technology and focusing on innovation, IAA’s unique platform facilitates the marketing and sale of total-loss, damaged and low-value vehicles for a full spectrum of sellers. Headquartered near Chicago in Westchester, Illinois, IAA has nearly 4,900 employees and more than 210 facilities throughout the U.S., Canada and the United Kingdom. IAA serves a global buyer base located throughout over 170 countries and a full spectrum of sellers, including insurers, dealerships, fleet lease and rental car companies, and charitable organizations. Buyers have access to multiple digital bidding and buying channels, innovative vehicle merchandising, and efficient evaluation services, enhancing the overall purchasing experience. IAA offers sellers a comprehensive suite of services aimed at maximizing vehicle value, reducing administrative costs, shortening selling cycle time and delivering the highest economic returns. For more information, visit IAAI.com and follow IAA on Facebook, Twitter, Instagram, YouTube and LinkedIn.

Forward-Looking Statements: Certain statements contained in this release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements made that are not historical facts may be forward-looking statements and can be identified by words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions. In this release, such forward-looking statements include statements about our pending merger with Ritchie Bros., our expectations regarding insurance selling partners in the US, our operational plans and macroeconomic environment and industry trends. Such statements are based on management’s current expectations, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Risks and uncertainties related to our pending merger with Ritchie Bros. that may cause actual results to differ materially include, but are not limited to: the impact the announcement and pendency of the merger may have on our business, including potential adverse effects on partner and customer relationships, which could affect our results of operations and financial condition; the extent to which various closing conditions, including regulatory approvals and approvals by our stockholders, are satisfied; the risk that failure to complete the merger, or a delay in the completion of the merger, could negatively impact our business, results of operations, financial condition and stock price; the uncertainty of the ultimate value our stockholders will receive in connection with the merger; the extent to which various interim operating covenants, with which we will be required to comply while the merger remains pending, constrains our business operations and diverts management’s focus from our ongoing business; the possibility of adverse impacts on our ability to retain and hire key personnel during the pendency of the merger; the extent to which potential litigation filed against us or Ritchie Bros. could prevent or delay the completion of the merger or result in the payment of damages following the completion of the merger; and the extent to which provisions in the merger agreement limit our ability to pursue alternatives to the merger or discourage a potential competing acquirer of us, or result in any competing proposal being at a lower price than it might otherwise be. Additional risks and uncertainties that may cause actual results to differ materially include, but are not limited to: the impact of macroeconomic factors, including high fuel prices and rising inflation, on our revenues, gross profit and operating results; the loss of one or more significant vehicle seller customers or a reduction in significant volume from such sellers; our ability to meet or exceed customers’ demand and expectations; significant current competition and the introduction of new competitors or other disruptive entrants in our industry; the risk that our facilities lack the capacity to accept additional vehicles and our ability to obtain land or renew/enter into new leases at commercially reasonable rates; our ability to effectively maintain or update information and technology systems; our ability to implement and maintain measures to protect against cyberattacks and comply with applicable privacy and data security requirements; our ability to successfully implement our business strategies or realize expected cost savings and revenue enhancements, including from our margin expansion plan; business development activities, including acquisitions and the integration of acquired businesses, and the risks that the anticipated benefits of any acquisitions may not be fully realized or take longer to realize than expected; our expansion into markets outside the U.S. and the operational, competitive and regulatory risks facing our non-U.S. based operations; our reliance on subhaulers and trucking fleet operations; changes in used-vehicle prices and the volume of damaged and total loss vehicles we purchase; foreign exchange rates and interest rate fluctuations; trends in new- and used-vehicle sales and incentives; uncertainties regarding the impact of possible future surges of COVID-19 infections or other pandemics, epidemics or infectious disease outbreaks on our business operations or the operations of our customers; and other risks and uncertainties identified in our filings with the Securities and Exchange Commission (the “SEC”), including under “Risk Factors” in our Form 10-K for the year ended January 2, 2022 filed with the SEC on February 28, 2022 and Item 1A “Risk Factors” in our Quarterly Reports on Form 10-Q filed with the SEC on May 10, 2022 and November 9, 2022. Additional information regarding risks and uncertainties will also be contained in subsequent annual and quarterly reports we file with the SEC, including our Form 10-K for the year ended January 1, 2023, which we expect to file on or prior to March 1, 2023. Other risks and uncertainties that are not presently known to us or that we currently deem immaterial may also affect our business or operating results. The forward-looking statements included in this release are made as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statement to reflect new information or events, except as required by law.

Non-GAAP Financial Information

We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

IAA, Inc.

Consolidated Statements of Income

(Amounts in Millions, Except Per Share)

(Unaudited)

	Three Months Ended		Fiscal Years Ended
	January 1, 2023	January 2, 2022	January 1, 2023	January 2, 2022
Revenues:
Service revenues	$436.9	$435.8	$1,686.4	$1,537.7
Vehicle and parts sales	86.6	112.3	412.5	299.7
Total revenues	523.5	548.1	2,098.9	1,837.4
Operating expenses:
Cost of services	257.5	259.1	996.5	851.5
Cost of vehicle and parts sales	74.7	100.7	367.7	261.2
Selling, general and administrative	59.3	55.4	212.1	192.3
Depreciation and amortization	27.7	25.0	105.6	86.5
Total operating expenses	419.2	440.2	1,681.9	1,391.5
Operating profit	104.3	107.9	417.0	445.9
Interest expense, net	15.0	11.7	51.0	57.7
Other (income) expense, net	(3.6)	0.7	4.6	0.2
Income before income taxes	92.9	95.5	361.4	388.0
Income taxes	15.0	22.2	69.0	93.6
Net income	$77.9	$73.3	$292.4	$294.4

Net income per share:
Basic	$0.58	$0.54	$2.18	$2.18
Diluted	$0.58	$0.54	$2.18	$2.18

Weighted average common shares outstanding:
Basic	133.8	134.6	133.9	134.7
Diluted	134.0	135.1	134.1	135.3

IAA, Inc.

Consolidated Balance Sheets

(Amounts in Millions)

(Unaudited)

	January 1, 2023	January 2, 2022
Assets

Current assets
Cash and cash equivalents	$195.9	$109.4
Restricted cash	—	53.0
Accounts receivable, net	445.2	465.7
Prepaid consigned vehicle charges	68.1	72.2
Other current assets	79.2	69.6
Total current assets	788.4	769.9

Non-current assets
Operating lease right-of-use assets, net	1,203.9	1,024.4
Property and equipment, net	383.8	338.1
Goodwill	767.5	797.5
Intangible assets, net	185.2	197.5
Other assets	34.1	26.9
Total non-current assets	2,574.5	2,384.4
Total assets	$3,362.9	$3,154.3

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable	$231.0	$163.5
Short-term right-of-use operating lease liability	87.6	94.3
Accrued employee benefits and compensation expenses	34.0	44.2
Other accrued expenses	64.9	124.6
Current maturities of long-term debt	32.5	181.3
Total current liabilities	450.0	607.9

Non-current liabilities
Long-term debt	1,090.8	1,120.6
Long-term right-of-use operating lease liability	1,165.0	984.8
Deferred income tax liabilities	66.9	74.8
Other liabilities	22.9	32.6
Total non-current liabilities	2,345.6	2,212.8

Stockholders' equity
Total stockholders' equity	567.3	333.6
Total liabilities and stockholders' equity	$3,362.9	$3,154.3

IAA, Inc.

Consolidated Statements of Cash Flows

(Amounts in Millions)

(Unaudited)

	Fiscal Years Ended
	January 1, 2023	January 2, 2022
Operating activities
Net income	$292.4	$294.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	105.6	86.5
Operating lease expense	178.3	153.9
Provision for credit losses	1.4	1.4
Deferred income taxes	(5.8)	(0.7)
Loss on extinguishment of debt	—	10.3
Amortization of debt issuance costs	2.8	3.4
Stock-based compensation	13.0	11.4
Change in contingent consideration liabilities	5.0	2.3
Other non-cash, net	3.2	0.2
Changes in operating assets and liabilities, net of acquisitions
Operating lease payments	(182.6)	(147.0)
Accounts receivable and other assets	18.0	(134.4)
Accounts payable and accrued expenses	(32.0)	29.4
Net cash provided by operating activities	399.3	311.1

Investing activities
Acquisition of businesses (net of cash acquired)	—	(257.1)
Purchases of property, equipment and computer software	(178.3)	(135.6)
Proceeds from the sale of property and equipment	39.0	0.8
Other	(3.7)	(2.0)
Net cash used by investing activities	(143.0)	(393.9)

Financing activities
Net increase (decrease) in book overdrafts	67.9	28.8
Proceeds from debt issuance	—	815.0
Payments of long-term debt	(181.3)	(774.0)
Deferred financing costs	(0.1)	(4.8)
Payments on finance leases	(11.3)	(12.7)
Purchase of treasury stock	(27.2)	(34.0)
Issuance of common stock under stock plans	0.4	1.0
Proceeds from issuance of employee stock purchase plan shares	1.3	1.6
Tax withholding payments for vested RSUs	(7.1)	(7.4)
Payment of contingent consideration	(54.7)	(1.3)
Net cash (used) provided by financing activities	(212.1)	12.2
Effect of exchange rate changes on cash and restricted cash	(10.7)	0.2
Net increase (decrease) in cash and cash equivalents	33.5	(70.4)
Cash, cash equivalents and restricted cash at beginning of period	162.4	232.8
Cash, cash equivalents and restricted cash at end of period	$195.9	$162.4
Cash paid for interest, net	$50.1	$45.2
Cash paid for taxes, net of refunds	$84.6	$90.0

Note Regarding Non-GAAP Financial Information

This press release includes the following non-GAAP financial measures: organic revenue growth, Adjusted SG&A expenses, Adjusted net income, Adjusted earnings per share (“Adjusted EPS”), Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA"), organic Adjusted EBITDA, free cash flow, and leverage ratio (defined as Net Debt divided by latest twelve month’s (“LTM”) Adjusted EBITDA). These measures are reconciled to their most directly comparable GAAP financial measures as provided in “Reconciliation of GAAP to Non-GAAP Financial Information” below.

Each of the non-GAAP measures disclosed in this press release should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies. Management uses these financial measures and key performance indicators to assess the Company’s financial operating performance, and we believe that these measures provide useful information to investors by offering additional ways of viewing the Company’s results, as noted below.

•	Organic revenue growth is growth in GAAP revenue adjusted to exclude (a) sales from acquired businesses recorded prior to the first anniversary of the acquisition, and (b) the impact of foreign currency movements and adjusted to exclude the additional week in the fourth quarter of fiscal 2021, as a result of the Company’s 52/53 week fiscal year. We believe that this measure helps investors analyze revenue on a comparable basis versus the prior year.

•	Adjusted SG&A expense is a non-GAAP financial measure calculated as GAAP SG&A expenses further adjusted for items that management believes are not representative of ongoing operations, including, but not limited to, (a) non-income, tax-related accruals, (b) fair value adjustments related to contingent consideration, (c) severance, restructuring and other retention expenses, (d) certain professional fees and (e) acquisition costs. We believe this measure helps investors understand the Company’s ongoing cost and expense structure and compare it to prior and future periods.

•	Adjusted net income and Adjusted EPS are non-GAAP financial measures calculated as net income further adjusted for items that management believes are not representative of ongoing operations including, but not limited to, (a) loss on extinguishment of debt, (b) non-income, tax-related accruals, (c) fair value adjustments related to contingent consideration, (d) severance, restructuring and other retention expenses, (e) the net loss or gain on the sale of assets or expenses associated with certain M&A, financing and other transactions, (f) acquisition costs, and (g) certain professional fees, as well as (h) gains and losses related to foreign currency exchange rates, and (i) the amortization of acquired intangible assets, and further adjusted to reflect the tax impact of these items. Adjusted net income and adjusted EPS are also adjusted to exclude the additional week in the fourth quarter of fiscal 2021, as a result of the Company’s 52/53 week fiscal year. We believe that these measures help investors understand the long-term profitability of our Company and compare our profitability to prior and future periods.

•	Adjusted EBITDA is a non-GAAP financial measure calculated as net income before income taxes, interest expense, and depreciation and amortization (“EBITDA”) and further adjusted for items that management believes are not representative of ongoing operations including, but not limited to, (a) non-income, tax-related accruals, (b) fair value adjustments related to contingent consideration (c) severance, restructuring and other retention expenses, (d) the net loss or gain on the sale of assets or expenses associated with certain M&A, financing and other transactions, (e) acquisition costs, and (f) certain professional fees, as well as (g) gains and losses related to foreign currency exchange rates. Organic Adjusted EBITDA is further adjusted to exclude (a) EBITDA from acquired businesses recorded prior to the first anniversary of the acquisition (b) the impact of foreign currency movements and (c) the additional week in the fourth quarter of fiscal 2021, as a result of the Company’s 52/53 week fiscal year. We believe that these measures provide useful information regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and help investors compare our performance to prior and future periods.

•	Free cash flow is a non-GAAP measure defined as cash flows from operating activities less purchases of property, equipment and computer software, and plus proceeds from the sale of equipment. We believe that this measure helps investors understand our ability to generate cash without external financings, invest in our business, grow our business through acquisitions and return capital to shareholders. A limitation of free cash flow is that is does not consider the Company’s debt service requirements and other non-discretionary expenditures. As a result, free cash flow is not necessarily representative of cash available for discretionary expenditures.

•	Leverage ratio is a non-GAAP measure defined as Net Debt divided by LTM Adjusted EBITDA. Net Debt is defined as total debt less cash. LTM Adjusted EBITDA is defined as Adjusted EBITDA over the prior twelve month period. We believe these measures help investors understand our capital structure and level of debt compared to prior and future periods.

Reconciliation of GAAP to Non-GAAP Financial Information

IAA, Inc.

Reconciliation of Organic Revenue Growth

(Amounts in Millions)

(Unaudited)

	Three Months Ended Jan 1, 2023 vs. Jan 2, 2022	Fiscal Year Ended Jan 1, 2023 vs. Jan 2, 2022
Revenue Growth	$(24.6)	$261.5
Add:
Impact of 53rd week	28.3	28.3
Acquisitions revenue	(11.9)	(137.4)
Foreign currency impact	8.5	17.9

Organic Revenue Growth	$0.3	$170.3

IAA, Inc.

Reconciliation of Adjusted Selling, General and Administrative Expenses

(Amounts in Millions)

(Unaudited)

	Three Months Ended		Fiscal Years Ended
	January 1, 2023	January 2, 2022	January 1, 2023	January 2, 2022
Selling, general and administrative expenses	$59.3	$55.4	$212.1	$192.3

Less non-GAAP adjustments:
Non income, tax related accrual	—	—	—	2.7
Fair value adjustments related to contingent consideration	0.1	2.3	5.0	2.3
Retention / severance / restructuring	0.4	0.4	1.0	2.3
Professional fees	0.7	—	2.4	1.0
Acquisition costs	8.4	4.8	10.1	6.6
Adjusted selling, general and administrative expenses	$49.7	$47.9	$193.6	$177.4

IAA, Inc.

Reconciliation of Adjusted Net Income

(Amounts in Millions, Except Per Share)

(Unaudited)

	Three Months Ended		Fiscal Years Ended
	January 1, 2023	January 2, 2022	January 1, 2023	January 2, 2022
Net Income	$77.9	$73.3	$292.4	$294.4

Add back non-GAAP adjustments
Loss on extinguishment of debt	—	—	—	10.3
Non income, tax related accrual	—	—	—	2.7
Fair value adjustments related to contingent consideration	0.1	2.3	5.0	2.3
Retention / severance / restructuring	0.4	0.4	1.0	2.3
(Gain) Loss on sale of assets	(0.3)	0.3	(1.0)	(0.1)
Acquisition costs	8.4	4.8	10.1	6.6
Professional fees	0.7	—	2.4	1.0
Non-operating foreign exchange (gain) loss	(3.6)	0.4	5.1	0.3
Amortization of acquired intangible assets	5.4	5.2	22.2	15.0
Non-GAAP adjustments to income before income taxes	11.1	13.4	44.8	40.4

Income tax impact of Non-GAAP adjustments to income before income taxes	(1.8)	(3.1)	(8.6)	(9.7)
Discrete tax items	(5.3)	(1.6)	(14.8)	(2.1)
Non-GAAP adjustments to net income	4.0	8.7	21.4	28.6
Adjusted net income	81.9	82.0	313.8	323.0
Impact of 53rd week	—	(5.0)	—	(5.0)
Adjusted net income excluding impact of 53rd week	$81.9	$77.0	$313.8	$318.0

GAAP diluted EPS	$0.58	$0.54	$2.18	$2.18
EPS impact of Non-GAAP Adjustments	0.03	0.07	0.16	0.21
Adjusted diluted EPS	$0.61	$0.61	$2.34	$2.39
Impact of 53rd week	—	(0.04)	—	(0.04)
Adjusted diluted EPS excluding impact of 53rd week	$0.61	$0.57	$2.34	$2.35

Note: Amounts will not always recalculate due to rounding

IAA, Inc.

Reconciliation of Adjusted EBITDA and Organic Adjusted EBITDA

(Amounts in Millions)

(Unaudited)

	Three Months Ended		Fiscal Years Ended
	January 1, 2023	January 2, 2022	January 1, 2023	January 2, 2022
Net income	$77.9	$73.3	$292.4	$294.4
Add: income taxes	15.0	22.2	69.0	93.6
Add: interest expense, net	15.0	11.7	51.0	57.7
Add: depreciation & amortization	27.7	25.0	105.6	86.5
EBITDA	$135.6	$132.2	$518.0	$532.2
Add back non-GAAP adjustments
Non income, tax related accrual	—	—	—	2.7
Fair value adjustments related to contingent consideration	0.1	2.3	5.0	2.3
Retention / severance / restructuring	0.4	0.4	1.0	2.3
(Gain) Loss on sale of assets	(0.3)	0.3	(1.0)	(0.1)
Acquisition costs	8.4	4.8	10.1	6.6
Professional fees	0.7	—	2.4	1.0
Non-operating foreign exchange (gain) loss	(3.6)	0.4	5.1	0.3
Adjusted EBITDA	141.3	140.4	540.6	547.3
Impact of 53rd week	—	(11.0)	—	(11.0)
Currency movements	0.7	—	0.7	—
Acquisitions EBITDA	(1.0)	—	(11.2)	—
Organic Adjusted EBITDA	$141.0	$129.4	$530.1	$536.3

Note: Amounts will not always recalculate due to rounding

IAA, Inc.

Reconciliation of Adjusted LTM EBITDA

(Amounts in millions)

(Unaudited)

	Quarter Ended				LTM Ended
	4/3/22	7/3/22	10/2/22	1/3/23	1/3/23
Net income	$81.5	$82.7	$50.3	$77.9	$292.4
Add: income taxes	26.5	10.1	17.4	15.0	69.0
Add: interest expense, net	11.2	11.5	13.3	15.0	51.0
Add: depreciation & amortization	26.1	26.6	25.2	27.7	105.6
EBITDA	$145.3	$130.9	$106.2	$135.6	$518.0
Add back non-GAAP adjustments
Fair value adjustments related to contingent consideration	1.8	1.2	1.9	0.1	5.0
Retention / severance / restructuring	0.1	—	0.5	0.4	1.0
Gain on sale of assets	(0.2)	(0.4)	(0.1)	(0.3)	(1.0)
Acquisition costs	0.5	—	1.2	8.4	10.1
Professional fees	0.4	0.9	0.4	0.7	2.4
Non-operating foreign exchange loss (gain)	1.9	3.6	3.2	(3.6)	5.1
Adjusted EBITDA	$149.8	$136.2	$113.3	$141.3	$540.6

Note: Amounts will not always recalculate due to rounding

IAA, Inc.

Reconciliation of Net Debt

(Amounts in Millions)

(Unaudited)

January 1, 2023
Term Loan	$633.8
Senior Notes	500.0
Capital Leases	22.9
Total Debt	1,156.7
Less: Cash	(195.9)
Net Debt	$960.8

IAA, Inc.

Reconciliation of Free Cash Flow

(Amounts in Millions)

(Unaudited)

	Three Months Ended		Fiscal Years Ended
	January 1, 2023	January 2, 2022	January 1, 2023	January 2, 2022
Net cash provided by operating activities	$83.9	$27.7	$399.3	$311.1
Proceeds from sale of property and equipment	0.2	0.4	39.0	0.8
Less: Purchases of property, equipment and computer software	(42.4)	(55.6)	(178.3)	(135.6)
Free cash flow	$41.7	$(27.5)	$260.0	$176.3

Contacts

Media Inquiries:

Jeanene O’Brien

SVP Marketing and Communications

jobrien@iaai.com | (708) 492-7328

Investor Inquiries:

Farah Soi/Caitlin Churchill

ICR

investors@iaai.com | (203) 682-8200